Exhibit 99.1

Bank of the James Announces Second Quarter, First Half 2016 Financial Results and Declaration of Dividend

Record Net Loans, Deposits, Total Assets; Investments Drive Growth; Interest Income Expands

Lynchburg, VA — July 22, 2016 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and six months ended June 30, 2016.

Net income for the three months ended June 30, 2016 was $1.05 million or $0.24 per diluted share compared with $957,000 or $0.28 per diluted share for the three months ended June 30, 2015. Net income for the six months ended June 30, 2016 was $1.94 million or $0.44 per diluted share compared with $1.88 million or $0.56 per diluted share for the six months ended June 30, 2015. Diluted earnings per share in the second quarter and first half 2016 reflected a 30% increase in the number of weighted average shares outstanding compared with the second quarter and first half 2015, resulting primarily from the issuance of one million new shares of the company’s common stock on December 3, 2015.

Robert R. Chapman III, President and CEO, stated: “Our second quarter and first half financial results reflected account growth and new business throughout our expanded franchise, strong production from an expanded banking team, and sound asset quality. We have been judiciously investing in people and operations to drive growth and support productivity, and feel the positive results are reflected in areas such as loan growth and expanded interest income.

“The company recently received regulatory approval to begin full-service branch banking in our successful and growing Charlottesville market, and anticipate opening this new home base in Charlottesville for commercial and retail banking operations in October or early November. Our Shenandoah Valley business, based in Harrisonburg, recently celebrated its one-year anniversary and continues to grow. The company’s Roanoke business, with an expanded focus on commercial lending, is performing very well.

“Our investment in people include banking leaders in several markets. In our home base of Region 2000, a 22-year banking veteran and Appomattox native, Thomas R. Cobb, recently joined the company as Vice President and Regional Manager. We’re excited to be expanding our presence in Appomattox. Successful community banking depends on a quality team of bankers and the relationships they establish and maintain. Our talented team is proving its value and helping drive growth.”

Highlights

•	Interest income from earning assets increased 6% in second quarter 2016 and 7% in first half 2016 from a year earlier, primarily due to commercial and construction loan growth.

•	Net interest income was up 10% for the three months ended June 30, 2016 and 11% for the six months ended June 30, 2016 compared with the prior year’s periods, reflecting interest income growth, disciplined deposit pricing, and elimination of interest expense resulting from the retirement of outstanding debt in January 2016.

•	Noninterest income increased 15% in first half 2016 compared with a year earlier, primarily reflecting consistent growth in gains on sales of purchase mortgage originations, service charges and income from treasury management and corporate credit card services, and gains on the sale of investment securities.

•	Total deposits were a company record $493.54 million, with 7% growth in non-interest bearing deposits and 3% growth in core deposits (interest- and noninterest-bearing demand accounts) from December 31, 2015.

•	Total loans, net of provision for loan losses, were a company record $452.04 million at June 30, 2016 as the company continued to build its portfolio of commercial loans. Loans held for sale at June 30, 2016 were more than double from December 31, 2015 as the company grew residential purchase mortgage originations.

•	Measures of shareholder value included a 5% increase in total stockholders’ equity at June 30, 2016 from December 31, 2015, and a 41% increase from June 30, 2015 (primarily due to the issuance of new shares of common stock in December 2015) and an increase in book value per share to $11.55 compared with $11.01 at December 31, 2015 and $10.62 at June 30, 2015. The Company paid quarterly cash dividends, with a dividend yield of 1.92% based on a recent share price of $12.50.

•	Based on the results achieved in the second quarter, on July 19, 2016 the Company’s board of directors approved a $0.06 per share dividend payable to shareholders of record on September 9, 2016, to be paid on September 23, 2016.

Second Quarter 2016 Operational Review

Net income of $1.05 million for the three months ended June 30, 2016 was a company record for second quarter earnings. Interest income of $5.29 million in second quarter 2016, up 6% from second quarter 2015, was also a company record. Net interest income in second quarter 2016 was $4.74 million, a 10% increase from $4.32 million in second quarter 2015.

Interest expense declined 18% to $550,000 in second quarter 2016 from $667,000 in second quarter 2015. The interest expense reduction primarily reflected the elimination of interest paid on capital notes that were retired in January 2016 following the company’s common equity placement. While the company attracted more interest-bearing time deposits compared with last prior year, it maintained a stable 0.57% average rate paid on interest bearing accounts.

J. Todd Scruggs, Executive Vice President and CFO, noted: “Several quarters ago, we noted there wasn’t much opportunity to decrease deposit-related interest expense in this continuing low interest rate environment, which has turned out to be a correct assessment. Despite the low rate environment, we are pleased that the bank has been able to continue building its deposit base without the need to offer ‘loss leader’ pricing on interest-bearing accounts. We believe the emphasis on maintaining value-added banking relationships with clients has played an important role in supporting deposit growth.”

The company’s net interest margin was 3.80% and net interest spread was 3.67% for the three months ended June 30, 2016. Our margins were relatively stable on a consecutive quarter basis with first quarter 2016, and consistent with the margin and spread in second quarter 2015. Average rates earned on loans, including fees, was 4.50% in second quarter 2016 compared with 4.60% in first quarter 2016 and 4.62% in second quarter 2015. The average rate earned on total earning assets in second quarter 2016 was 4.24%.

Net interest income increased 10% to $4.74 million for the three months ended June 30, 2016 from $4.32 million for the three months ended June 30, 2015. Increased lending activity resulted in an increase in our provision for loan losses in the second quarter, which totaled $250,000, up from the prior year and slightly higher than in first quarter 2016.

Noninterest income from fees, service charges and commissions, including gains from the sale of residential mortgages to the secondary market, and income from the bank’s line of treasury management services for commercial customers, was $1.32 million in second quarter 2016 compared with $1.08 million in second quarter 2015. Gains from the company’s sale of securities contributed $163,000 to noninterest income in second quarter 2016.

Noninterest expense for the three months ended June 30, 2016 was $4.25 million, an 8% increase compared with $3.94 million for the three months ended June 30, 2015, primarily reflecting costs related to the company’s market expansion, including additional compensation and benefits expense, and investment in enhanced operating systems, web-based technology, security, and marketing to build the bank’s branding.

First Half Operations Reflect Strong Start to 2016

Net income of $1.94 million for the six months ended June 30, 2016 reflected higher interest income, net interest income and noninterest income compared with first half 2015, with increased provisions for loan losses, noninterest expense and slightly higher income taxes.

Interest income of $10.53 million in first half 2016 was up 7% compared with $9.82 million in first half 2015. Net interest income in first half 2016 was $9.43 million, up 11% compared with $8.52 million in first half 2015, reflecting increased interest income and 15% lower interest expense, primarily reflecting interest expense management and the elimination of interest paid on capital notes subsequent to their retirement in January 2016.

The company’s net interest margin was 3.84% and net interest spread was 3.71% for the six months ended June 30, 2016 compared with 3.80% and 3.66%, respectively, in first half 2015. Average rates earned on loans, including fees, was 4.55% in first half 2016 and average rates earned on total earning assets was 4.29%.

Noninterest income was $2.32 million in first half 2016, up 15% compared with $2.03 million in first half 2015. Increased gains from the sale of residential mortgages to the secondary market, other fee income, and gains on sale of securities were the primary drivers of increased noninterest income. Noninterest expense for the six months ended June 30, 2016 was $8.44 million compared with $7.62 million for the six months ended June 30, 2015, reflecting increased salaries and benefits, technology investments, marketing and operating expense increases.

Balance Sheet Review

Loans held for investment, net of the allowance for loan losses, were $452.04 million at June 30, 2016 compared with $430.45 million at December 31, 2015, and up from $412.43 million at June 30, 2015. Loans held for sale were $4.45 million at June 30, 2016 compared with $1.96 million at December 31, 2015 and $2.97 million at June 30, 2015, primarily reflecting a positive trend in residential mortgage originations and quarterly timing related to closing and selling selected loans (primarily longer-term fixed rate mortgages) to the secondary market.

The bank added approximately $6.5 million in commercial loans (primarily C&I) during the second quarter. Commercial loan balances were at June 30, 2016 were $85.91 million, up 29% from $66.29 million at June 30, 2015.

“We are very pleased with the continuing gains in commercial and industrial lending in all our markets,” said Michael A. Syrek, Executive Vice President and Senior Loan Officer. “We’ve generated balanced growth from a variety of manufacturing and service sectors. We feel our relationship managers have been very effective in building lending relationships that also incorporate deposits, cash flow and funds management, and investment services.”

Bradford Harris, Senior Vice President and Market President - Roanoke, added: “Many of the business owners we meet within our market are responding positively to a bank willing and able to work with them to provide customized financial solutions that help them manage their finances and operations more efficiently. We are also seeing a number of business owners, many of them baby boomers, looking to the future and ownership transitions. A strong relationship with a bank that has the resources to provide financial guidance and advice is proving very important to them.”

Total commercial and residential real estate loans at June 30, 2016 were $266.60 million compared with $256.82 million at June 30, 2015, with the modest growth primarily reflecting conservative additions to the bank’s commercial real estate portfolio. Total construction loans, led by 25% year-over-year growth in 1-4 family construction lending, were $23.58 million at June 30, 2016, up 10% from $21.49 million at June 30, 2015. An 8% year-over-year growth in consumer lines of credit was partially driven by the bank’s rewards program to generate home equity borrowing by higher net worth customers with sound credit profiles.

Total deposits at June 30, 2016 were $493.54 million compared with $467.61 million at December 31, 2015. The bank continued to attract noninterest bearing deposits, which increased to $97.54 million at June 30, 2016 from $91.33 million at December 31, 2015. Demand and savings deposits increased to $332.98 million at June 30, 2016 compared with $324.19 million at December 31, 2015.

Total assets were $545.73 million at June 30, 2016 compared with $527.14 million at December 31, 2015, with growth in deposits primarily funding growth in loans partially offset by a decrease in cash and cash equivalents and a slight decline in securities available for sale, at fair value.

The company’s asset quality remained strong and stable, with a 0.56% ratio of nonperforming loans to total loans at June 30, 2016. Relatively consistent with prior quarters, the company’s allowance for loan losses to total loans was 1.07%. The company’s allowance for loan losses as a percent of nonperforming loans increased to 192.40% at June 30, 2016 compared with 137.49% at December 31, 2015.

The company grew measures of shareholder value, including tangible book value per share and total stockholders’ equity. Total stockholders’ equity increased to $50.55 million at June 30, 2016, compared with $48.20 million at December 31, 2015, and up from $35.81 million compared with June 30, 2015. Retained earnings grew to $9.33 million at June 30, 2016 from $7.92 million at December 31, 2015.

Return on average assets (ROAA) was 0.79% in second quarter 2016, consistent with the prior year’s second quarter. Return on average equity (ROAE) in second quarter 2016 was 8.54%, up from 7.30% in first quarter 2016, and down from 10.71% in second quarter 2015. The decline in year-over-year ROAE primarily reflected the sharp increase in outstanding shares resulting from the company’s common equity issue in December 2015. The bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

Conclusion and Outlook

“The markets we serve continue to show general economic health, with education, technology development and specific areas in manufacturing making investments in growth and the future,” said Chapman. “As our market presidents have reported, our ability to win business from competing institutions, rather than booming economic growth has driven our results.”

He explained the bank’s ability to attract customers from the largest banks, which dominate our area, is driven by superior service, customized financial solutions, experienced relationship managers and “big bank” electronic and Web-based capabilities. The exit of some community and smaller banks, mostly through acquisition, has also left a void that we as a community bank can fill, he added.

“As we have expanded into a significantly larger geographical area, we have been pleased although not entirely surprised that, as when we entered the Charlottesville market several years ago, the Bank of the James brand and positive reputation is more widespread than expected.

“The company’s first half financial performance was gratifying, thanks mostly to our team of talented bankers. We continue to make new hires throughout our franchise, primarily in commercial banking but selectively in retail and mortgage banking. We are finding opportunities to bring on board experienced bankers, many with extensive relationships with businesses, individuals, and their communities, who want to be part of our mission and share our vision.

“With the current economic, housing and business outlook in our markets, we feel the remainder of 2016 should generate growth opportunities for the bank. A sharp focus on client retention and continuing commitment to the highest standards of risk management and credit quality should contribute to ongoing value for our shareholders.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, and other markets in Virginia. The bank operates 10 full service locations, two limited service branches, two loan production offices, and an investment/insurance services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT:

J. Todd Scruggs

Executive Vice President and Chief Financial Officer

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except share data, ratios and percent data

unaudited

Selected Data:	Three months ending Jun 30, 2016	Three months ending Jun 30, 2015	Change	Year to date Jun 30, 2016	Year to date Jun 30, 2015	Change
Interest income	$5,293	$4,991	6.05%	$10,528	$9,817	7.24%
Interest expense	550	667	-17.54%	1,098	1,297	-15.34%
Net interest income	4,743	4,324	9.69%	9,430	8,520	10.68%
Provision for loan losses	250	57	338.60%	450	157	186.62%
Noninterest income	1,316	1,078	22.08%	2,324	2,025	14.77%
Noninterest expense	4,254	3,935	8.11%	8,444	7,615	10.89%
Income taxes	504	453	11.26%	922	889	3.71%
Net income	1,051	957	9.82%	1,938	1,884	2.87%
Weighted average common shares outstanding – basic and diluted	4,378,436	3,371,616	29.86%	4,378,436	3,371,616	29.86%
Basic earnings per common share	$0.24	$0.28	$(0.04)	$0.44	$0.56	$(0.12)
Fully diluted earnings per common share	$0.24	$0.28	$(0.04)	$0.44	$0.56	$(0.12)

Balance Sheet at period end:	Jun 30, 2016	Dec 31, 2015	Change	Jun 30, 2015	Dec 31, 2014	Change
Loans, net	$452,044	$430,445	5.02%	$412,425	$394,573	4.52%
Loans held for sale	4,452	1,964	126.68%	2,972	1,030	188.54%
Total securities	37,118	38,515	-3.63%	31,972	26,923	18.75%
Total deposits	493,535	467,610	5.54%	445,386	399,497	11.49%
Stockholders’ equity	50,553	48,196	4.89%	35,806	34,776	2.96%
Total assets	545,730	527,143	3.53%	492,836	460,865	6.94%
Shares outstanding	4,378,436	4,378,436	—	3,371,616	3,371,616	—
Book value per share	$11.55	$11.01	0.54	$10.62	$10.31	$0.31

Daily averages:	Three months ending Jun 30, 2016	Three months ending Jun 30, 2015	Change	Year to date Jun 30, 2016	Year to date Jun 30, 2015	Change
Loans, net	$437,619	$406,994	7.52%	$434,903	$402,134	8.15%
Loans held for sale	4,457	2,199	102.68%	3,580	1,884	90.02%
Total securities	41,040	30,728	33.56%	40,669	28,897	40.74%
Total deposits	483,453	429,617	12.53%	476,486	420,294	13.37%
Stockholders’ equity	49,351	35,834	37.72%	49,041	35,481	38.22%
Interest earning assets	500,942	457,569	9.48%	494,770	452,441	9.36%
Interest bearing liabilities	385,670	368,441	4.68%	382,104	365,160	4.64%
Total assets	533,648	487,074	9.56%	527,299	481,316	9.55%

Financial Ratios:	Three months ending Jun 30, 2016	Three months ending Jun 30, 2015	Change	Year to date Jun 30, 2016	Year to date Jun 30, 2015	Change
Return on average assets	0.79%	0.79%	—	0.74%	0.79%	(0.05)
Return on average equity	8.54%	10.71%	(2.17)	7.93%	10.71%	(2.78)
Net interest margin	3.80%	3.76%	0.04	3.84%	3.80%	0.04
Efficiency ratio	70.21%	72.84%	(2.63)	71.84%	72.21%	(0.37)
Average equity to average assets	9.25%	7.36%	1.89	9.30%	7.37%	1.93

Allowance for loan losses:	Three months ending Jun 30, 2016	Three months ending Jun 30, 2015	Change	Year to date Jun 30, 2016	Year to date Jun 30, 2015	Change
Beginning balance	$4,750	$4,746	0.08%	$4,683	$4,790	-2.23%
Provision for losses	250	57	338.60%	450	157	186.62%
Charge-offs	(127)	(259)	-50.97%	(378)	(460)	-17.83%
Recoveries	14	42	-66.67%	132	99	33.33%
Ending balance	4,887	4,586	6.56%	4,887	4,586	6.56%

Nonperforming assets:	Jun 30, 2016	Dec 31, 2015	Change	Jun 30, 2015	Dec 31, 2014	Change
Total nonperforming loans	$2,540	$3,406	-25.43%	$1,908	$3,505	-45.56%
Other real estate owned	2,420	1,965	23.16%	2,065	956	116.00%
Total nonperforming assets	4,960	5,371	-7.65%	3,973	4,461	-10.94%
Troubled debt restructurings - (performing portion)	639	646	-1.08%	847	376	125.27%

Asset quality ratios:	Jun 30, 2016	Dec 31, 2015	Change	Jun 30, 2015	Dec 31, 2014	Change
Nonperforming loans to total loans	0.56%	0.78%	(0.22)	0.46%	0.87%	(0.41)
Allowance for loan losses to total loans	1.07%	1.08%	(0.01)	1.10%	1.20%	(0.10)
Allowance for loan losses to nonperforming loans	192.40%	137.49%	54.91	240.36%	136.66%	103.69

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
	6/30/16	12/31/15
Assets
Cash and due from banks	$20,918	$15,952
Federal funds sold	3,515	12,703

Total cash and cash equivalents	24,433	28,655
Securities held-to-maturity (fair value of $3,424 in 2016 and $2,649 in 2015)	3,309	2,519
Securities available-for-sale, at fair value	33,809	35,996
Restricted stock, at cost	1,373	1,313
Loans, net of allowance for loan losses of $4,887 in 2016 and $4,683 in 2015	452,044	430,445
Loans held for sale	4,452	1,964
Premises and equipment, net	9,692	9,751
Software, net	174	256
Interest receivable	1,209	1,248
Cash value - bank owned life insurance	9,911	9,781
Other real estate owned	2,420	1,965
Income taxes receivable	1,125	1,096
Deferred tax asset, net	911	1,399
Other assets	868	755

Total assets	$545,730	$527,143

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	97,544	91,325
NOW, money market and savings	235,437	232,864
Time	160,554	143,421

Total deposits	493,535	467,610
Capital notes	—	10,000
Interest payable	87	61
Other liabilities	1,555	1,276

Total liabilities	$495,177	$478,947
Commitments and contingencies
Stockholders’ equity
Preferred stock; authorized 1,000,000 shares; none issued and outstanding as of June 30, 2016 and December 31, 2015	—	—
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of June 30, 2016 and December 31, 2015	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive income (loss)	355	(589)
Retained earnings	9,333	7,920

Total stockholders’ equity	$50,553	$48,196
Total liabilities and stockholders’ equity	$545,730	$527,143

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Interest Income
Loans	$5,007	$4,758	$9,985	$9,386
Securities
US Government and agency obligations	125	143	264	283
Mortgage backed securities	68	18	120	28
Municipals – taxable	35	22	69	47
Municipals – tax exempt	11	11	21	21
Dividends	27	29	33	34
Other (Corporates)	3	2	9	3
Interest bearing deposits	9	4	15	6
Federal Funds sold	8	4	12	9

Total interest income	5,293	4,991	10,528	9,817
Interest Expense
Deposits
NOW, money market savings	139	123	275	245
Time Deposits	373	362	742	671
Brokered time deposits	38	29	69	52
Federal Funds purchased	—	—	4	1
FHLB borrowings	—	3	—	28
Capital notes 6% due 4/1/2017	—	150	8	300

Total interest expense	550	667	1,098	1,297
Net interest income	4,743	4,324	9,430	8,520
Provision for loan losses	250	57	450	157

Net interest income after provision for loan losses	4,493	4,267	8,980	8,363
Noninterest income
Gain on sales of loans held for sale, net	681	613	1,172	1,136
Service charges, fees and commissions	362	348	734	666
Increase in cash value of life insurance	65	68	130	136
Other	45	45	60	54
Gain on sale of available-for-sale securities, net	163	4	228	33

Total noninterest income	1,316	1,078	2,324	2,025
Noninterest expenses
Salaries and employee benefits	2,162	2,128	4,399	4,211
Occupancy	305	312	637	601
Equipment	314	304	633	603
Supplies	108	108	227	204
Professional, data processing, and other outside expense	701	560	1,363	1,046
Marketing	201	148	320	224
Credit expense	106	63	189	136
Other real estate expenses	4	32	5	37
FDIC insurance expense	91	79	183	153
Other	262	201	488	400

Total other operating expenses	4,254	3,935	8,444	7,615
Earnings before income taxes	1,555	1,410	2,860	2,773
Earnings tax expense	504	453	922	889

Net Income	$1,051	$957	$1,938	$1,884

Weighted average shares outstanding – basic and diluted	4,378,436	3,371,616	4,378,436	3,371,616
Earnings per common share – basic and diluted	$0.24	$0.28	$0.44	$0.56